Exhibit 10.42

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is entered into by and between John R. Reaves, Jr. (“Former Employee”) and Natural Alternatives International, Inc., a Delaware corporation (“Company”).

RECITALS

A. Former Employee, by letter dated November 19, 2007, resigned from employment with the Company as of the Effective Date of this Agreement.

B. Former Employee and Company desire to settle and compromise all possible claims between them arising out of their relationship to date, including Former Employee’s employment with the Company, and to provide for a general release of all claims relating to Former Employee’s employment.

NOW, THEREFORE, incorporating the above recitals, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

AGREEMENT

1. Separation Payment by Company. In consideration of the mutual covenants set forth in this Agreement, the releases given by Former Employee and the return of materials by Former Employee, the parties agree as follows:

a. Company will, within ten days following the Effective Date of this Agreement, pay to Former Employee the sum, less usual deductions, representing separation pay of one-half the amount payable for Former Employee’s salary through June 30, 2008. The balance of separation pay shall be paid on a bi-weekly basis through the remaining severance period ending June 30, 2008. Former Employee acknowledges and agrees he has received payment for all unused accrued vacation pay as well as all salary to which he was entitled through the Effective Date of this Agreement, less usual deductions.

b. Former Employee shall be entitled to receive continuing group health insurance coverage pursuant to COBRA and Company will pay the next twelve (12) months premiums for such continuation coverage in the amount of Four Hundred Seventy Four Dollars and 61/100 ($474.61) per month. In the event Former Employee finds employment following the Effective Date of this Agreement after which Former Employee no longer requires COBRA continuation coverage, Company agrees to pay the balance of any such unused continuation coverage to Former Employee as additional separation pay.

c. Former Employee shall be entitled to receive up to twelve (12) months of outplacement services commencing from the Effective Date at a cash value not to exceed Fifteen Thousand Dollars ($15,000.00) to be paid by Company. Former Employee may elect to waive outplacement services and receive payment in the amount of Fifteen Thousand Dollars ($15,000.00), less usual deductions, as additional separation pay in lieu of outplacement services. This election must be made on or before the Effective Date of this Agreement.

d. Former Employee shall be entitled, subject to prior approval of the Board of Directors, to a net exercise of all Company stock options held by Former Employee.

2. Release.

a. Former Employee unconditionally, irrevocably and absolutely releases and discharges the Company, its directors, officers, employees, volunteers, agents, attorneys, stockholders, insurers, successors and/or assigns and any related, parent or subsidiary entity, from any and all losses, liabilities, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, related directly or indirectly or in any way in connection with any transaction, affairs or occurrences between them to date, including, but not limited to, Former Employee’s employment with the Company. Former Employee agrees and understands this Agreement applies, without limitation, to all wage claims, tort and/or contract claims, claims for wrongful termination, and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Labor Code, any and all federal or state statutes or provisions governing discrimination in employment, and the California Business and Professions Code.

b. Former Employee irrevocably and absolutely agrees Former Employee will not prosecute nor allow to be prosecuted on Former Employee’s behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being an intention of the parties that with the execution by Former Employee of this Agreement, the Company, its officers, directors, employees, volunteers, agents, attorneys, stockholders, successors and/or assigns and all related, parent or subsidiary entities will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Former Employee related in any way to the matters discharged herein.

3. Civil Code Section 1542 Waiver.

a. Former Employee expressly accepts and assumes the risk that if facts with respect to matters covered by this Agreement are found hereafter to be other than or different from the facts now believed or assumed to be true, this Agreement shall nevertheless remain effective. It is understood and agreed this Agreement shall constitute a general release and shall be effective as a full and final accord and satisfaction and as a bar to all actions, causes of action, costs, expenses, attorneys’ fees, damages, claims and liabilities whatsoever, whether or not now known, suspected, claimed or concealed pertaining to the released claims. Former Employee acknowledges Former Employee is familiar with California Civil Code §1542, which provides and reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Former Employee expressly waives and relinquishes any and all rights or benefits which Former Employee may have under, or which may be conferred upon Former Employee by the provisions of California Civil Code §1542, as well as any other similar state or federal statute or common law principle, to the fullest extent Former Employee may lawfully waive such rights or benefits pertaining to the released claims.

4. Confidentiality.

a. Former Employee agrees all matters relative to this Agreement shall remain confidential. Accordingly, Former Employee agrees Former Employee shall not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the Company, with the exception of Former Employee’s legal counsel, financial, tax and business advisors, and such other persons as may be reasonably necessary for the management of the Former Employee’s affairs, the terms, amounts and conditions of settlement and of this Agreement. Notwithstanding the above, Former Employee acknowledges Company is required to disclose certain terms, aspects or conditions of this Agreement and/or Former Employee’s employment in the Company’s public filings made with the United States Securities and Exchange Commission and Former Employee expressly consents to any such required disclosures.

b. Former Employee shall not make, issue, disseminate, publish, print or announce any news release, public statement or announcement with respect to these matters, or any aspect thereof, the reasons therefore and the terms or amounts of this Agreement.

5. Return of Documents and Equipment. Former Employee represents Former Employee has returned to Company all Company Property and Confidential Information (as such terms are defined in that certain Confidential Information and Invention Assignment Agreement, Covenant of Exclusivity and Covenant Not To Compete dated effective January 30, 2004, between Former Employee and Company). In the event Former Employee has not returned all Company Property and Confidential Information, Former Employee agrees to reimburse the Company for any reasonable expenses it incurs in an effort to have such property returned. These reasonable expenses include attorney’s fees and costs.

6. Confidential Information. Former Employee acknowledges and affirms the continued applicability of the Confidential Information and Invention Assignment Agreement, Covenant of Exclusivity and Covenant Not To Compete dated effective January 30, 2004, between Former Employee and Company. Specifically, but without limitation, Former Employee recognizes the obligation to not disclose any Company Confidential Information under any circumstances.

7. Covenant Not to Sue. The parties agree each will not make, assert or maintain against any other party released in this Agreement any claim, demand, action, suit or proceeding arising out of or in connection with the matters respectively released herein. This Agreement may be pleaded as a full and complete defense to and may be used as a basis for an injunction against any action, suit or other proceeding that may be prosecuted, instituted or attempted by or on behalf of any party in breach of this Agreement. The parties each agree to defend, indemnify and hold one another harmless against any claim, demand, right, damage, debt, liability, account, action, cause of action, cost or expense, including attorneys’ fees actually paid or incurred, arising out of any such claim, demand, action, suit or proceeding asserted in connection with this Agreement or the matters respectively released.

8. Attorney’s Fees. In the event any party commences litigation for judicial interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach thereof, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection with any such action.

9. OWBPA Provisions. Former Employee is forty (40) years old or older, in accordance with the Older Workers’ Benefit Protection Act of 1990, Former Employee is aware of and acknowledges the following: (i) Former Employee has the right to consult with an attorney before signing this Agreement and has done so to the extent desired; (ii) Former Employee has twenty-one (21) days to review and consider this Agreement, and Former Employee may use as much of this twenty-one (21) day period as Former Employee wishes before signing; (iii) Former Employee shall, upon signing, deliver the executed original of the Agreement to NAI; (iv) for a period of seven (7) days following execution of this Agreement, Former Employee may revoke this Agreement by delivering a writing addressed to Jo Phillippe, Natural Alternatives International, Inc., 1185 Linda Vista Drive, San Marcos, California 92078 and received by Company not later than midnight on the seventh day following execution of this Agreement by Former Employee; (v) this Agreement shall become effective eight (8) days after it is signed by Former Employee and the Company, and in the event the parties do not sign on the same date, this Agreement shall become effective at 12:01 a.m. on the eighth day after it is signed by Former Employee (“Effective Date”).

10. Entire Agreement. The parties declare and represent, with the exception of the Confidential Information and Invention Assignment Agreement, Covenant of Exclusivity and Covenant Not To Compete dated effective January 30, 2004, between Former Employee and Company referenced in Paragraphs 5 and 6, above, no promise, inducement or agreement not herein expressed has been made to them and that this

Agreement contains the entire agreement between and among the parties with respect to the subject matter and that the terms of this Agreement are contractual and not a mere recital. This Agreement supersedes any and all other agreements either oral or in writing between the parties with respect to the subject matter.

11. Applicable Law. This Agreement is entered into in the State of California. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

12. Agreement as Defense. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach.

13. Severability. If any provision or part of any provision of this Agreement is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions or parts of any provision which may be given effect without the invalid provision or part. To this extent, the provisions, and parts of any provisions of this Agreement are declared to be severable.

14. No Admission of Liability. It is understood this Agreement is not an admission of any liability by any person, firm, association or corporation.

15. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

16. Representation of No Assignment. The parties represent and warrant they have not assigned, transferred, subrogated or purported to assign, transfer or subrogate any claim released in this Agreement to any person or entity.

17. Cooperation. The parties agree, for their respective selves, heirs, executors and assigns, they will abide by this Agreement, the terms of which are meant to be contractual, and further agree they will do such acts and prepare, execute and deliver such documents as may reasonably be required in order to carry out the objectives of this Agreement.

18. Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved pursuant to that certain Mutual Agreement to Mediate and Arbitrate Claims dated effective January 30, 2004, between Former Employee and Company.

19. Legal Representation; Independent Counsel. The law firm of Fisher Thurber LLP has prepared this Agreement on behalf of the Company based on the

Company’s instructions. Fisher Thurber LLP does not represent any other party to this Agreement. In executing this Agreement, Former Employee represents Former Employee has neither requested nor been given legal advice or counsel by Fisher Thurber LLP or any of its attorneys. Former Employee is aware of Former Employee’s right to obtain separate legal counsel with respect to the negotiation and execution of this Agreement and acknowledges Fisher Thurber LLP has recommended Former Employee retain Former Employee’s own counsel for such purpose. Former Employee further acknowledges Former Employee (i) has read and understands this Agreement; (ii) has had the opportunity to retain separate counsel in connection with the negotiation and execution of this Agreement; and (iii) has relied on the advice of separate counsel with respect to this Agreement or made the conscious decision not to retain counsel in connection with the negotiation and execution of this Agreement.

20. Further Acknowledgements. Each party represents and acknowledges it is not being influenced by any statement made by or on behalf of the other party to this Agreement. Former Employee and the Company have relied and are relying solely upon his, her or its own judgment, belief and knowledge of the nature, extent, effect and consequences relating to this Agreement and/or upon the advice of their own legal counsel concerning the consequences of this Agreement.

The undersigned have executed this Agreement on the date(s) shown below.

Dated: 11/19/07		FORMER EMPLOYEE

/s/ John R. Reaves Jr.
John R. Reaves, Jr.

Dated: Nov. 19, 2007		COMPANY
Natural Alternatives International, Inc.,
a Delaware corporation

	By:	/s/ Randy Weaver
Randell Weaver, President